UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 4, 2008 (December 1, 2008)

SPECTRA ENERGY CORP

(Exact name of registrant as specified in its charter)

Delaware	1-33007	20-5413139
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5400 Westheimer Court, Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 713-627-5400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2008, the Board of Directors of Spectra Energy Corp appointed John Patrick (Pat) Reddy, age 55, as Chief Financial Officer, effective January 1, 2009. Mr. Reddy currently serves as Senior Vice President and Chief Financial Officer of Atmos Energy Corporation, a position he has held since September 2000.

Mr. Reddy will receive a base salary at an annual rate of $500,000, subject to annual review. He will also receive an annual short-term incentive opportunity equal to 75% of his annual base salary based on the achievement of individual and company performance criteria to be established by Spectra Energy’s Compensation Committee and an annual long-term incentive opportunity under our 2007 Long-Term Incentive Plan equal to 155% of his base salary. Upon commencing employment, Mr. Reddy will receive a cash payment of $82,000 and will be granted phantom stock units with a value of $300,000, based on the value of Spectra Energy’s common stock on the grant date. The phantom stock units will be granted under our 2007 Long-Term Incentive Plan and will vest ratably over five years. Mr. Reddy will be entitled to participate in our other benefit, change of control and deferred compensation arrangements on terms consistent with those applicable to other executives generally.

A copy of the news release relating to this disclosure is attached hereto as Exhibit 99.1. The information in Exhibit 99.1 is being furnished pursuant to this Item 5.02.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release of Spectra Energy Corp, dated December 2, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRA ENERGY CORP

/s/ Gregory L. Ebel
Gregory L. Ebel Group Executive and Chief Financial Officer

Date: December 4, 2008

EXHIBIT INDEX

Exhibit Number	Exhibit

99.1	Press Release of Spectra Energy Corp, dated December 2, 2008